Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Old Line Bancshares, Inc.

We consent to the incorporation by reference in the registration statement on Amendment No. 2 to Form S-4 of Old Line Bancshares, Inc. of our reports dated March 11, 2015, with respect to the consolidated financial statements of Old Line Bancshares, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in Old Line Bancshares Inc.’s 2014 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

October 15, 2015